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Exhibit 5(b)   Opinion of Chief Counsel Regarding Validity of the Subordinated
               Guarantee.

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John Hancock Financial Services

Arnold R. Bergman
Chief Counsel - Variable Annuities
U.S. Wealth Management
601 Congress Street
Boston, MA 02210
(617) 663-2184
Fax: (617) 663-2197
E-Mail: abergman@jhancock.com

January 4, 2010

     Re: Guarantee of John Hancock Life Insurance Company (U.S.A.) MVAIs

Ladies and Gentlemen:

I have acted as special United States legal counsel to Manulife Financial Corporation, a Canadian corporation ("Manulife") and indirect parent of John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (the "Company"), for the purpose of rendering a legal opinion as to certain matters of United States law in connection with the joint Registration Statement on Form F-3 (the "Registration Statement") filed by Manulife and the Company with the Securities and Exchange Commission (the "Commission") on January 4, 2010. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $50,000,000 of the Company's market value adjustment interests (the "MVAIs") under deferred annuity contracts (the "Contracts"), and (b) the full and unconditional subordinated guarantee by Manulife of the Company's payment obligations with respect to the MVAI portion of the Contracts. The MVAIs are to be (i) issued under forms of the Contracts between the Company and owners of its Contracts; and (ii) guaranteed by Manulife pursuant to the terms of a Subordinated Guarantee to be executed by Manulife (the "Subordinated Guarantee"). A form of the Contracts and the Subordinated Guarantee have been filed and incorporated by reference into the Registration Statement.

In connection with this opinion, I have examined (i) the Registration Statement;
(ii) a form of the Contracts; and (iii) a form of the Subordinated Guarantee, and such other agreements, documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photocopies and the authenticity of the originals of such copies.

Insofar as the opinions expressed herein relate to matters governed by the laws of Canada, I have relied upon the opinion of Torys LLP, special legal counsel in Canada for Manulife, dated January 4, 2010, filed as Exhibit 5(c) to the Registration Statement. No opinion is expressed herein with respect to the qualification of the Subordinated Guarantee under the securities or blue-sky laws of any state or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. I express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, I am of the opinion that, when the MVAIs have been issued and sold in accordance with the terms of the Contracts and the Subordinated Guarantee, Manulife's obligations under the Subordinated Guarantee with respect to such MVAIs will constitute legal, valid and binding obligations of Manulife, enforceable against Manulife in accordance with the terms of the Subordinated Guarantee.

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MANULIFE FINANCIAL CORPORATION
JANUARY 4, 2010
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The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and
(iv) I express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

For purposes of the opinions rendered above, I have assumed at or prior to the time of the delivery of the Contracts, (i) the Board of Directors (or the relevant equivalent) of Manulife shall have duly approved, authorized and executed the Subordinated Guarantee and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Subordinated Guarantee. I have also assumed that none of the terms of the Subordinated Guarantee, nor the issuance and delivery of such security, nor the compliance by Manulife with the terms of such Subordinated Guarantee will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon Manulife, or any restriction imposed by any court or governmental body having jurisdiction over Manulife.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Legal Opinions" in the prospectus included therein. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me, as United States legal counsel to Manulife, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without my express prior written consent, provided that Torys LLP may rely on this opinion in connection with its opinion filed as Exhibit 5(c) to the Registration Statement.

Very truly yours,


/s/ Arnold R. Bergman
Arnold R. Bergman
Chief Counsel - Variable Annuities